Exhibit 99.1

Q3 2013 Selected Operating and Financial Results

Unitymedia KabelBW Strengthens Speed Leadership and
Delivers 9% Adjusted EBITDA Growth in Q3 2013

Cologne, Germany - November 6, 2013. Unitymedia KabelBW GmbH (“Unitymedia KabelBW”), the leading cable operator in Germany and the federal states of North Rhine-Westphalia, Hesse (collectively, the “Unitymedia” footprint) and Baden-Württemberg (the “KabelBW” footprint), today provides selected, preliminary unaudited financial and operating information for the three and nine months ended September 30, 2013. Unitymedia KabelBW is a wholly-owned subsidiary of Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this investor release is available on the websites of Unitymedia KabelBW (www.umkbw.de) and Liberty Global (www.libertyglobal.com). In addition, Unitymedia KabelBW’s September 30, 2013 unaudited condensed consolidated financial statements are expected to be posted to both websites prior to the end of November 2013. Operating and financial highlights for the three months ended September 30, 2013 (“Q3”) and nine months ended September 30, 2013 (“YTD”), as compared to the results for the same period last year (unless noted), include:

Operating Performance and Highlights:*

•	Total RGU base surpassed 11.5 million RGUs during Q3 2013

•	Increased subscriber base by 124,300 RGUs during Q3 2013, consistent with our Q2 2013 performance

•	Strong momentum in broadband internet and telephony services while focused on customer economics:

◦	Added 86,900 internet and 59,100 telephony RGUs during Q3 2013 with average promotional period halved year-over-year

◦	Approximately 40% of our total broadband base subscribed to at least 50 Mbps

•	Further enhanced value proposition of our bundled product portfolio in September:

◦	Launched next-generation “Horizon TV” platform in our Unitymedia footprint and added over 25,000 subscribers through the end of October

◦	Further strengthened speed leadership compared to the competition by offering 100 Mbps in our core bundles and 150 Mbps in top tiers, 3x maximum VDSL download speeds

Financial Results:*

•	Revenue increased 7% to €485 million in Q3 2013 and 8% to €1,433 million YTD

•	Monthly ARPU per customer grew 8% to €20.47 during Q3

•	Adjusted EBITDA increased 9% to €296 million in Q3 2013 and €851 million YTD, representing margins of 61% and 59%, respectively

•	Net loss was €28 million in Q3 2013 and €222 million YTD

•	Property, equipment and intangible asset additions were 32% of revenue for Q3 2013 and 25% YTD, both impacted by our Horizon TV launch in September
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*	For definitions and reconciliations of certain financial and subscriber metrics, please see pages 8-11.

Unitymedia KabelBW Operating Statistics Summary*

	As of and for the three months ended September 30,
	2013	2012

Footprint
Homes Passed(1)	12,620,900	12,566,500
Two-way Homes Passed(2)	12,217,300	12,109,900

Subscribers (RGUs)(3)(12)
Analog Cable(4)	4,413,500	4,564,900
Digital Cable(5)	2,214,300	2,148,800
Total Video	6,627,800	6,713,700
Internet(6)	2,490,700	2,111,400
Telephony(7)	2,444,500	2,133,800
Total RGUs	11,563,000	10,598,900

Q3 organic RGU net additions (losses)
Analog Cable	(31,000)	(50,200)
Digital Cable	9,300	24,300
Total Video	(21,700)	(25,900)
Internet	86,900	94,500
Telephony	59,100	88,600
Total RGU Net Additions	124,300	157,200

Penetration
Digital Cable as % of Total Video Subs(8)	33.4%	32.0%
Internet as % of Two-way Homes Passed(9)	20.4%	17.4%
Telephony as % of Two-way Homes Passed(9)	20.0%	17.6%

Customer relationships(12)
Customer Relationships(10)	7,070,900	6,988,700
RGUs per Customer Relationship	1.64	1.57

Customer bundling
Single-Play	64.7%	69.0%
Double-Play	7.2%	5.1%
Triple-Play	28.1%	25.9%

ARPU(11)
Q3 Monthly ARPU per Customer Relationship	€20.47	€19.02

* For footnote disclosure, please refer to pages 10-11.

Subscriber Statistics and Commercial Development

On a year-over-year basis, we have increased the number of unique customers by 101,400 organically to 7.1 million at September 30, 2013. These customers subscribed to a total of 11.6 million services, consisting of 6.6 million video, 2.5 million internet and 2.4 million telephony subscriptions. Our bundling ratio increased 4% year-over-year to 1.64 RGUs per customer, with 28% subscribing to our full triple-play and 7% subscribing to two services. As a result, our monthly ARPU per customer relationship grew 8% year-over-year to €20.47 in Q3 2013. With 65% of our customers still subscribing to only one of our services, we believe we have significant upsell potential within our customer base.

Over the last twelve months, our total RGU base grew by 624,200 or 6% organically including 124,300 RGU additions for Q3 2013. Our subscriber additions during the quarter were adversely impacted by losses of approximately 16,000 RGUs (9,900 video, 3,100 internet and 3,000 telephony) associated with the December 2011 housing association contract won by a competitor. Our Q3 2013 RGU performance reflects a lower level of subscriber additions as compared to Q3 2012, as the prior year performance was supported by our ‘Go for Growth’ strategy. In addition, we have improved subscriber economics with the introduction of activation fees across our portfolio, reduced our promotional activity in terms of free periods for new subscribers, and increased our average bundled prices. On a sequential basis, our Q3 2013 RGU additions were consistent with our Q2 2013 subscriber gains of 129,100.

Our Q3 video performance modestly improved as we lost 21,700 RGUs during Q3 2013, as compared to losses of 25,900 RGUs in the prior year period. Our upsell strategy to lift basic video customers into premium TV and HD continued. As part of this strategy, we launched our next generation “Horizon TV” platform in our Unitymedia footprint in September, offering an enhanced interactive TV experience for consumers. It is an all-in-one -set-top box with an integrated EuroDocsis 3.0 modem and a WiFi connection, providing an intuitive advanced user interface, access to premium TV and video on demand. We began taking orders on September 4, 2013, and installations began in late September. Through October 31, our Horizon TV subscriber base had increased to over 25,000. In addition, we launched our market-leading Horizon online TV application which provides up to 96 linear channels via browser, tablet or smartphone for video cable customers with a Unitymedia broadband connection.

Along with the launch of our Horizon TV platform, we also enhanced the value of our bundles, by doubling speeds from 50 Mbps to 100 Mbps and increasing monthly price points. Our key triple-play bundle now includes our Horizon box, over 70 SD and 20 HD channels, a 100 Mbps unlimited internet connection and a basic voice plan that includes free calls to German landlines for €33 per month in the first year and €40 as of the second year, on top of the basic cable charge. Our premium triple-play tier incrementally offers DVR functionality, more premium content and an ultra-high-speed broadband connection of 150 Mbps, which is three times faster than the fastest VDSL connection being offered in Germany. Our new premium bundle is resonating with customers, as over 50% of Horizon orders since launch have chosen our premium triple-play tier.

In Q3 2013, we added 86,900 and 59,100 broadband internet and telephony RGUs, respectively. Sequentially, this compares to 84,700 and 62,100 broadband internet and telephony RGUs that were added during Q2 2013. In both periods, our lower RGU growth in telephony as compared to our internet RGU growth is partially a result of upselling telephony-only subscribers to our double-play bundles. With the best value propositions in our footprint and with internet and telephony penetration of only 20% at Q3 2013, we see ample runway for growth.

Financial Results

Unitymedia KabelBW Preliminary Unaudited Selected Financial Results for the Three and Nine Months Ended September 30, 2013 and 2012 Based on EU-IFRS*

	Three months ended September 30,
	2013	2012	Change
	in millions

Revenue	€484.6	€453.9	7%

Adjusted EBITDA(13)	€295.7	€272.9	9%

Property, equipment and intangible asset additions (14)	€156.4	€128.8	21%

As % of Revenue
Adjusted EBITDA	61.0%	59.9%	110bp
Property, equipment and intangible asset additions	32.3%	28.4%	390bp

	Nine months ended September 30,
	2013	2012	Change
	in millions

Revenue	€1,433.2	€1,327.5	8%

Adjusted EBITDA(13)	€851.2	€783.0	9%

Property, equipment and intangible asset additions (14)	€363.9	€377.4	(4%)

As % of Revenue
Adjusted EBITDA	59.4%	59.0%	40bp
Property, equipment and intangible asset additions	25.4%	28.4%	(300bp)

Revenue for the three and nine months ended September 30, 2013 increased 7% to €485 million and 8% to €1,433 million, respectively, as compared to the corresponding prior year periods. The growth in both periods was largely driven by (1) growth in advanced service RGUs and (2) higher ARPU from digital cable and internet services. Our revenue growth was partially impacted by the non-recognition of carriage fees from public broadcasters, which were €6 million and €18 million during the three and nine months ended September 30, 2012, respectively.

Adjusted EBITDA for the three and nine months ended September 30, 2013 each increased by 9% to €296 million and €851 million, respectively, as compared to the corresponding prior year

_____________________________

*	International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”).

periods. This growth resulted from the net positive impact of the revenue drivers noted above and the continued streamlining of our combined cost base. This was only partially offset by costs to support our larger subscriber base, such as higher customer care and programming costs. Our Adjusted EBITDA margins(15) increased 110 and 40 basis points to 61% and 59% for the three and nine months ended September 30, 2013, respectively, as compared to the corresponding prior year periods.

Property, equipment and intangible asset additions for the three months ended September 30, 2013 were €156 million or 32% of revenue, as compared to €129 million or 28% of revenue for the three months ended September 30, 2012. The year-over-year increase is primarily driven by spend related to customer premises equipment (“CPE”) in connection with the launch of our Horizon TV platform. On a year-to-date basis, property, equipment and intangible asset additions improved by 300 basis points to 25% of revenue, as compared to 28% in the nine months ended September 30, 2012. The YTD improvement was primarily driven by a decrease in expenditures for line extensions, in-home upgrades and CPE, reflecting in part lower RGU volumes.

For information regarding how our property, equipment and intangible asset additions reconcile to our capital expenditures, as reported in our condensed consolidated cash flow statements, see page 9.

Capital Resources

The following table details the euro equivalent of our consolidated third-party financial debt as of September 30, 2013:

Description	Maturity date	Interest rate	Nominal value		Carrying value
			in millions

New Unitymedia KabelBW Revolving Credit Facility	June 30, 2017	Euribor + 3.25%	€337.5		€—
Unitymedia KabelBW Revolving Credit Facility	June 30, 2017	Euribor + 2.50%	€80.0		€—
2009 UM Euro Senior Secured Notes	Dec. 1, 2017	8.125%	€446.0		€440.2
UM Euro Senior Secured Exchange Notes	March 15, 2019	7.500%	€735.1		€740.5
UM Dollar Senior Secured Exchange Notes	March 15, 2019	7.500%	€339.4	(16)	€344.8	(16)
September 2012 UM Senior Secured Notes	Sept. 15, 2022	5.500%	€650.0		€650.0
December 2012 UM Dollar Senior Secured Notes	Jan. 15, 2023	5.500%	€739.0	(16)	€739.0	(16)
December 2012 UM Euro Senior Secured Notes	Jan. 15, 2023	5.750%	€500.0		€500.0
January 2013 UM Senior Secured Notes	Jan. 21, 2023	5.125%	€500.0		€500.0
April 2013 UM Senior Secured Notes	Apr. 15, 2023	5.625%	€350.0		€350.0
2009 UM Senior Notes	Dec. 1, 2019	9.625%	€665.0		€653.7
UM Senior Exchange Notes	March 15, 2021	9.500%	€618.0		€616.4
_____________________________
For footnote disclosure, please refer to pages 10-11.

At September 30, 2013, cash and cash equivalents were €108 million, capital-related vendor financing arrangements with third-parties were €23 million and our finance lease obligations were €6 million, resulting in third-party net debt(17) (net carrying value of debt, including capitalized transaction costs, discounts, premiums and accrued interest, capital-related vendor financing arrangements with third-parties, less cash and cash equivalents) of €5,491 million.

Based on the results for the quarter ended September 30, 2013 and subject to the completion of our Q3 2013 reporting requirements, (i) the ratio of senior debt to Annualized EBITDA (last two quarters annualized) was 3.75x and (ii) the ratio of total debt to Annualized EBITDA (last two quarters annualized) was 4.90x, each as calculated in accordance with our credit facilities and the indentures governing our existing bonds.

About Unitymedia KabelBW

Unitymedia KabelBW is the leading cable operator in Germany and the federal states of North Rhine-Westphalia, Hesse and Baden-Württemberg and is a wholly-owned subsidiary of Liberty Global. We market our services under two commercial brands, Unitymedia and Kabel BW. We provide analog and digital cable television services as well as internet and telephony services to our 7.1 million customers who reside in our upgraded footprint. As of September 30, 2013, Unitymedia KabelBW served approximately 6.6 million video subscribers, 2.5 million internet subscribers and 2.4 million fixed-line telephony subscribers over a broadband communications network that passed approximately 12.6 million homes. More information on Unitymedia KabelBW can be found at www.umkbw.de.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. Liberty Global connects people to the digital world and enables them to discover and experience its endless possibilities. Liberty Global´s market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 24 million customers subscribing to 48 million television, broadband internet and telephony services at September 30, 2013.

Liberty Global’s consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Liberty Global´s operations also include Chellomedia, its content division, Liberty Global Business Services, its commercial division and Liberty Global Ventures, its investment fund. For more information, please visit www.libertyglobal.com

Disclaimer

This investor release contains forward-looking statements, including our expectations with respect to our strategy and future growth prospects, including our continued ability to increase our organic RGU additions and further grow the penetration of bundled product offerings; our insight and expectations regarding competitive and economic factors in our markets; our assessment of the expected demand for bundles including our Horizon TV platform; the amount and phasing of our property, equipment and intangible asset additions and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue, Adjusted EBITDA and property, equipment and intangible asset additions as measured by a percentage of revenue, as well as other factors detailed from time to time in Liberty Global's and its predecessor’s filings with the Securities and Exchange Commission including Liberty Global’s and its predecessor’s most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

The financial information contained herein is preliminary and subject to change. We presently expect to issue our September 30, 2013 unaudited condensed consolidated financial statements prior to the end of November 2013, at which time they will be posted to the investor relations section of the Unitymedia KabelBW website (www.umkbw.de) and the investor relations section of the Liberty Global website (www.libertyglobal.com) under the fixed income heading.

Our financial condition and results of operations will be included in Liberty Global’s consolidated financial statements under generally accepted accounting principles in the United States (“U.S. GAAP”). We prepare our financial statements in accordance with EU-IFRS, and accordingly, the financial figures contained in this release are also prepared in accordance with EU-IFRS. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements.

Contact Details

Investor Relations – Unitymedia KabelBW		Corporate Communications – Unitymedia KabelBW
Christian Fangmann	+49 221.8462.5151	Katrin Köster	+49 221.8462.5159

Investor Relations – Liberty Global
Christopher Noyes	+1 303.220.6693
Oskar Nooij	+1 303.220.4218

Unitymedia KabelBW Key Preliminary Unaudited Financial Overview and Reconciliation Based on EU-IFRS

	Three months ended September 30,
	2013	2012
	in millions

Revenue	€484.6	€453.9

Adjusted EBITDA(13)	295.7	272.1

Depreciation and amortization	(173.4)	(159.1)
Impairment, restructuring and other operating items, net	(4.8)	(11.3)
Share-based compensation	(0.6)	(0.4)
Related-party fees and allocations(18)	(17.8)	(15.1)
Earnings before interest and taxes ("EBIT")	99.1	86.2

Net financial and other expense	(124.9)	(144.9)
Income tax benefit (expense)	(2.0)	8.1
Net loss	€(27.8)	€(50.6)

Property, equipment and intangible asset additions (14)	€156.4	€128.8

As % of Revenue
Adjusted EBITDA	61.0%	59.9%
Property, equipment and intangible asset additions	32.3%	28.4%

	Nine months ended September 30,
	2013	2012
	in millions

Revenue	€1,433.2	€1,327.5

Adjusted EBITDA(13)	851.2	783.0

Depreciation and amortization	(502.2)	(471.0)
Impairment, restructuring and other operating items, net	(8.5)	(13.8)
Share-based compensation	(1.3)	(0.9)
Related-party fees and allocations(18)	(54.2)	(42.7)
EBIT	285.0	254.6

Net financial and other expense	(456.1)	(375.8)
Income tax benefit (expense)	(51.0)	27.8
Net loss	€(222.1)	€(93.4)

Property, equipment and intangible asset additions (14)	€363.9	€377.4

As % of Revenue
Adjusted EBITDA	59.4%	59.0%
Property, equipment and intangible asset additions	25.4%	28.4%

Property, Equipment and Intangible Asset Additions

The table below highlights the categories of our property, equipment and intangible asset additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended September 30,
	2013	2012
	in millions

Customer premises equipment	€60.8	€38.3
Scalable infrastructure	13.0	11.9
Line extensions / new build	10.6	11.5
Upgrade / rebuild / network improvement	34.1	36.4
Support capital	6.9	7.5
Capitalized subscriber acquisition costs	18.0	18.3
Software and licenses	13.0	4.9
Property, equipment and intangible asset additions (14)	156.4	128.8

Assets acquired under capital-related vendor financing and capital lease arrangements (including related-party amounts)	(11.3)	(3.4)
Changes in liabilities related to capital expenditures (including related-party amounts)	(26.4)	(10.1)
Total capital expenditures	€118.7	€115.3

	Nine months ended September 30,
	2013	2012
	in millions

Customer premises equipment	€99.3	€102.2
Scalable infrastructure	38.2	41.0
Line extensions / new build	32.5	41.0
Upgrade / rebuild / network improvement	101.3	108.8
Support capital	13.6	24.1
Capitalized subscriber acquisition costs	52.0	54.3
Software and licenses	27.0	6.0
Property, equipment and intangible asset additions (14)	363.9	377.4

Assets acquired under capital-related vendor financing and capital lease arrangements (including related-party amounts)	(19.7)	(8.6)
Changes in liabilities related to capital expenditures (including related-party amounts)	(32.4)	(16.3)
Total capital expenditures	€311.8	€352.5

Footnotes

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(2)
Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet and telephony services, up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis.

(3)
Revenue Generating Unit or RGU is separately an Analog Cable Subscriber, Digital Cable Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our September 30, 2013 RGU count excludes 196,900 postpaid mobile subscribers. Our mobile subscriber count represents the number of subscriber identification module (“SIM”) cards in service.

(4)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. The Analog Cable Subscriber count also includes subscribers who may use a purchased set-top box or other means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber“). Our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are unencrypted in our KabelBW footprint and, effective January 1, 2013, our basic digital cable channels are also unencrypted in our Unitymedia footprint.

(5)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 4 above, Basic Digital Cable Subscribers are not included in our Digital Cable Subscriber count.

(6)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our network. Our Internet Subscribers do not include customers that receive services from dial-up connections. In our Unitymedia footprint, we offer a 128 Kbps wholesale internet service to housing associations on a bulk basis. As of September 30, 2013, our Internet Subscribers include approximately 6,800 subscribers within such housing associations who have requested and received a modem that enables the receipt of this 128 Kbps wholesale internet service.

(7)	Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony subscribers exclude mobile telephony subscribers.

(8)	Digital cable penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

(9)	Internet and telephony penetration is calculated by dividing the number of internet and telephony RGUs by the number of two-way homes passed.

(10)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(11)
ARPU per Customer Relationship refers to the average monthly subscription revenue per average Customer Relationship. The amount is calculated by dividing the average monthly subscription revenue (excluding fees from interconnection, installation, late fees and carriage) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period.

(12)
Our business-to-business (“B2B”) revenue primarily is derived from small office/home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with internet and telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in our RGU and customer counts, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

(13)
Adjusted EBITDA is the primary measure used by our management to evaluate the company’s performance. Adjusted EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define EBITDA as earnings before net finance expense, income taxes, depreciation and amortization. As we use the term, Adjusted EBITDA is defined as EBITDA before share-based compensation, impairment, restructuring and other operating items and related-party fees and allocations, net. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) ) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure and is superior to other available EU-IFRS measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS measures of income or cash flows. A reconciliation of Adjusted EBITDA to net loss is presented on page 8.

(14)	Property, equipment and intangible asset additions include our capital expenditures on an accrual basis and our vendor financing, capital lease and other non-cash additions.

(15)	We define Adjusted EBITDA margin to mean Adjusted EBITDA as a percentage of revenue.

(16)	Based on a USD/EUR exchange rate of 1.3531 as of September 30, 2013.

(17)
Net debt represents the carrying value of total third-party debt, vendor financing and financial lease obligations less cash and cash equivalents. Net debt is not a defined term under EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

(18)	Represents charges from parent for general support and administration services rendered.